Exhibit 8.1
List of Subsidiaries
As of the date of this annual report, the following are the subsidiaries of Inter&Co, Inc and Banco Inter S.A.:

Subsidiary of Inter&Co, Inc	Jurisdiction of Incorporation	Business Name

Inter Holding Financeira S.A.	Brazil	Inter Holding Financeira
Banco Inter S.A.	Brazil	Banco Inter
Inter&Co Participações Ltda	Brazil	Inter&Co Participações
Mil Partipações e Locação S.A.	Brazil	n/a
Inter US Holding, Inc	United States	Inter US Holding
Inter US Finance LCC	United States	Inter US Finance
Inter US Management LLC	United States	Inter US Management
Inter&Co Securities LLC	United States	Inter&Co Securities
Inter Advisors LLC	United States	Inter Advisors
INTRGLOBALEU Serviços Administrativos, LDA	Portugal	n/a
Inter Marketplace Intermediação de Negócios e Serviços Ltda.	Brazil	Inter Shop
Inter&Co Solutions Ltda.	Brazil	Inter&Co Solutions
Inter Food Ltda.	Brazil	Inter Food
Inter Café Ltda.	Brazil	Inter Café
Inter Boutiques Ltda.	Brazil	Inter Store
Inter Viagens e Entretenimento Ltda.	Brazil	Inter Viagens
Inter Conectividade Ltda.	Brazil	Inter Conectividade

Subsidiary of Banco Inter S.A.	Jurisdiction of Incorporation	Business Name

Inter Distribuidora de Títulos e Valores Mobiliários Ltda.	Brazil	Inter DTVM
IM Designs Desenvolvimento de Software S.A.	Brazil	IM Designs
Acerto Cobrança e Informações Cadastrais S.A.	Brazil	Acerto
Inter Asset Gestão de Recursos Ltda	Brazil	Inter Asset
Inter Digital Corretora e Consultoria de Seguros S.A.	Brazil	Inter Seguros
Inter Pag Instituição de Pagamento S.A.	Brazil	Inter Pag
Inter Pag Sistemas de PVD Ltda.	Brazil	n/a
Inter&Co Payments Inc.	Brazil	Inter&Co Payments
Inter&Co Tecnologia e Serviços Financeiros Ltda.	Brazil	Inter&Co Tecnologia e Serviços Financeiros
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